UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2005

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(215) 579-7388

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 20, 2005, CollaGenex Pharmaceuticals, Inc. (the “Company”), announced that it intended to seek prompt injunctive relief to protect its patent and intellectual property rights following a decision on January 19, 2005 by the United States District Court for the District of Columbia to uphold the FDA’s classification of Periostat® as an antibiotic drug. As an antibiotic, Periostat is not entitled to the patent and exclusivity protection otherwise available under the Hatch Waxman amendments to the Food, Drug, and Cosmetic Act. Periostat is the registered trademark of the Company’s proprietary 20 mg tablets of doxycycline hyclate approved as the only systemic adjunct to scaling and root planing for the treatment of adult periodontitis.

The Company is seeking a temporary restraining order and a preliminary injunction in the United States District Court for the Eastern District of New York. In that Court, the Company recently filed a complaint for patent infringement against both IVAX Pharmaceuticals Inc. and CorePharma LLC (“Defendants”). The Company alleges that the Defendants’ submissions of Abbreviated New Drug Applications (“ANDAs”) covering their 20 mg tablets of doxycycline hyclate infringe United States Patent RE 34,656, of which the Company is the exclusive licensee. The Company seeks an injunction preventing the Defendants from introducing 20 mg tablets of doxycycline hyclate into the market in the United States until its patent claims have been resolved.

In July 2003, the United States District Court for the District of Columbia had issued a preliminary injunction that had temporarily restrained the FDA from approving any ANDA for generic versions of Periostat. The injunction was ordered pending final resolution of the Company’s challenge to the FDA’s classification of Periostat. The Court’s decision dissolves that injunction and would permit the FDA to approve any otherwise eligible application to market a generic version of Periostat. The Company intends to appeal this decision.

The foregoing statements are qualified in their entirety by the Company’s press release, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1     Press Release issued by CollaGenex Pharmaceuticals, Inc. on January 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: January 20, 2005	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent Chief Financial Officer (Principal Financial Officer)